Exhibit 99.1

Investor Contact:	Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer
(615) 235-4432
Mark Harnett, MacKenzie Partners, Inc.
(212) 929-5877

Media Contact:	Julie K. Davis, Senior Director, Corporate Communications
(615) 443-9266
Ruth Pachman, Kekst and Company
(212) 521-4891

CRACKER BARREL OLD COUNTRY STORE, INC. ADOPTS

SHAREHOLDER RIGHTS PLAN WITH 20% THRESHOLD

AND QUALIFYING OFFER EXCEPTION

Rights Plan Will Have Three-Year Term Subject to Shareholder Approval at 2012

Annual Meeting and Does Not Apply to All-Cash, Fully-Financed Tender Offers

Open for 60 Business Days

Lebanon, TN - April 10, 2012 - The Board of Directors of Cracker Barrel Old Country Store, Inc., yesterday adopted a shareholder rights plan with a 20% triggering threshold and a qualifying offer exception and declared a dividend distribution of one preferred share purchase right on each outstanding share of Cracker Barrel common stock. The plan does not apply to all-cash, fully financed tender offers open for at least 60 business days and will terminate unless approved by shareholders at the company’s 2012 annual meeting.

Sandra B. Cochran, President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc., stated, “The Board’s action is in response to Biglari Holdings’ continuing open-market acquisition program of Cracker Barrel shares, which has brought current ownership to over 16% and the resulting possibility that Biglari Holdings could accumulate an even more substantial and potentially controlling position in Cracker Barrel through market purchases that do not reflect a control premium offered to all shareholders. Biglari Holdings previously sought and received clearance in September 2011 under the Hart-Scott-Rodino Act to acquire up to 49.99% of Cracker Barrel’s common stock. We intend to put this rights plan to a vote of our shareholders at our 2012 shareholder meeting and believe it is important to protect the interests of our shareholders in the near-term.

“Unlike the rights plan that Cracker Barrel adopted in September 2011 with a 10% triggering threshold, and which expired after Cracker Barrel shareholders voted against the plan at the 2011 annual meeting, this new rights plan has a 20% triggering threshold that is fully consistent with the guidelines of Institutional Shareholder Services and that we believe contains the attributes looked for by most leading institutional investors. The shareholder rights plan is designed to assure that all of Cracker Barrel’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against any attempt to gain control of Cracker Barrel without paying all shareholders a premium for that control.”

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Cracker Barrel Adopts Shareholder Rights Plan

April 10, 2012

If a person or group acquires 20% or more of Cracker Barrel’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, for $200, a number of Cracker Barrel’s common shares having a market value of twice such price. In addition, at any time after a person or group acquires 20% or more of Cracker Barrel’s outstanding common stock (unless such person or group acquires 50% or more), Cracker Barrel’s Board of Directors may exchange one share of Cracker Barrel common stock for each outstanding right (other than rights owned by such person or group, which would have become void).

The rights would not interfere with all-cash, fully financed tender offers for all shares that remain open for a minimum of 60 business days (“qualifying offers”).

The rights plan is effective immediately and, if approved by shareholders, will expire on April 9, 2015. If shareholders do not approve the rights plan, it will expire upon certification of the vote at the 2012 annual shareholders’ meeting.

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company’s common stock, the rights are redeemable for one cent per right at the option of the Board of Directors.

Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act—are treated as beneficial ownership of the number of shares of the company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the company’s stock are directly or indirectly held by counterparties to the derivatives contracts. The dividend distribution will be made on April 20, 2012, payable to shareholders of record on that date, and is not taxable to Cracker Barrel shareholders.

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in their old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 and operates 612 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. – 11 p.m. For more information, visit: crackerbarrel.com.

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